                                                               EXHIBIT 99.(g)(1)

Santa Barbara Bancorp and Subsidiaries
REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Shareholders and the
Board of Directors

We have audited the accompanying consolidated balance sheets of SANTA BARBARA BANCORP (a California corporation) and Subsidiaries as of December 31, 1995 and 1994, and the related consolidated statements of income, changes in shareholders' equity, and cash flows for each of the three years in the period ended December 31, 1995. These financial statements are the responsibility of Santa Barbara Bancorp's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Santa Barbara Bancorp and Subsidiaries as of December 31, 1995 and 1994, and the results of their operations and cash flows for each of the three years in the period ended December 31, 1995, in conformity with generally accepted accounting principles.

As explained in the Accompanying Notes to the consolidated financial statements, the Company adopted Statement of Financial Accounting
Standards No. 109 effective January 1, 1993 and Statement of Financial Accounting Standards No. 115 effective December 31, 1993.


/s/ ARTHUR ANDERSEN LLP
Arthur Andersen LLP

Los Angeles, California
February 2, 1996

Santa Barbara Bancorp
and Subsidiaries                                     CONSOLIDATED BALANCE SHEETS

                                                                               December 31
                                                                            1995         1994
Assets:
 Cash and due from banks (Note 5)                                       $   74,746  $   69,630
 Federal funds sold                                                         65,000      15,000
  Total cash and cash equivalents                                          139,746      84,630
 Securities (approximate market value of $375,093
   in 1995 and $382,090 in 1994) (Notes 1 and 2):
  U.S. Treasury obligations                                                197,812     243,493
  U.S. agency obligations                                                   76,889      53,954
  State and municipal securities                                            82,376      89,512
  Equity securities                                                            488          --
   Total securities                                                        357,565     386,959
 Bankers' acceptances                                                      139,294      80,594
 Loans (Note 3)                                                            558,801     499,431
  Less: allowance for loan losses (Note 4)                                  12,349      12,911
   Net loans                                                               546,452     486,520
 Premises and equipment, net (Note 6)                                        8,149       7,391
 Accrued interest receivable                                                 7,981       8,130
 Other assets (Notes 1 and 8)                                               13,174      13,392
    Total assets                                                        $1,212,361  $1,067,616

Liabilities:
 Deposits (Note 7):
  Noninterest bearing demand deposits                                   $  158,122  $  147,085
  Interest bearing deposits                                                895,898     809,632
   Total deposits                                                        1,054,020     956,717
 Securities sold under agreements to repurchase
  and Federal funds purchased (Note 10)                                     51,316       9,487
 Other borrowings (Note 11)                                                  1,210       1,000
 Accrued interest payable and
  other liabilities (Notes 8, 13, and 15)                                    4,818       6,452
    Total liabilities                                                    1,111,364     973,656
Commitments and contingencies (Note 16)
Shareholders' equity (Notes 9 and 13):
 Common stock -- no par value, $0.67 stated value; shares
  authorized: 20,000; shares issued and outstanding:
    7,679 in 1995 and 7,689 in 1994                                          5,119       5,126
 Surplus                                                                    39,191      39,683
 Unrealized gain (loss) on securities
  available-for-sale net of tax (Notes 1 and 2)                               (179)     (1,496)
 Retained earnings                                                          56,866      50,647
  Total shareholders' equity                                               100,997      93,960
    Total liabilities and shareholders' equity                          $1,212,361  $1,067,616

             The accompanying notes are an integral part of these
                         consolidated balance sheets.

CONSOLIDATED STATEMENTS
OF INCOME                                                  Santa Barbara Bancorp
                                                                and Subsidiaries

                                                                         Year Ended December 31
                                                                    1995         1994        1993
Interest income:
 Interest and fees on loans                                      $  52,649   $   46,816   $  43,032
 Interest on securities:
  U.S. Treasury obligations                                         12,447       16,495      16,848
  U.S. Agency obligations                                            3,680        2,085         226
  State and municipal securities                                     6,973        7,232       6,772
  Equity securities                                                     14           --          --
 Interest on Federal funds sold                                      3,131          772         795
 Interest on bankers' acceptances                                    3,294        1,500         760
   Total interest income                                            82,188       74,900      68,433
Interest expense:
 Interest on deposits (Note 7)                                      32,035       24,008      21,566
 Interest on securities sold under agreements to
  repurchase and Federal funds purchased (Note 10)                   1,474          878         728
 Interest on other borrowings (Note 11)                                 74           81          68
   Total interest expense                                           33,583       24,967      22,362
Net interest income                                                 48,605       49,933      46,071
Provision for loan losses (Notes 1 and 4)                            9,924        6,257       6,150
Net interest income after provision for loan losses                 38,681       43,676      39,921
Other operating income (Note 12):
 Service charges on deposit accounts                                 4,255        3,183       2,825
 Trust fees (Note 1)                                                 7,020        6,449       6,588
 Other service charges, commissions and fees                         5,959        4,077       3,793
 Net loss on sales and calls of securities (Notes 1, 2 and 8)          (99)      (1,191)        (47)
 Other income                                                          553          566         943
   Total other operating income                                     17,688       13,084      14,102
Other operating expense:
 Salaries and other compensation                                    18,402       16,300      15,332
 Employee benefits (Note 13)                                         4,253        4,849       4,309
 Net occupancy expense (Notes 6 and 16)                              4,257        3,528       2,990
 Equipment rental, depreciation and maintenance (Note 6)             2,611        2,247       1,816
 Net cost of operating other real estate (Note 1)                       31         (485)      1,151
 Other operating expense (Note 12)                                  12,415       12,852      11,738
   Total other operating expense                                    41,969       39,291      37,336
Income before provision for income taxes                            14,400       17,469      16,687
Provision for income taxes (Note 8)                                  3,985        4,518       4,377
Net income before cumulative effect
 of accounting changes                                              10,415       12,951      12,310
Cumulative effect of accounting changes (Notes 1 and 15)                --           --         620
Net income                                                       $  10,415   $   12,951   $  12,930
Earnings per share before cumulative effect
 of accounting changes                                               $1.36        $1.69       $1.58
Cumulative effect of accounting changes                                 --           --        0.08
Earnings per share                                                   $1.36        $1.69       $1.66

 The accompanying notes are an integral part of these consolidated statements.

                                                           Santa Barbara Bancorp
CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDER'S EQUITY      and Subsidiaries

                                                              Unrealized
                                                              Gain (Loss) on
                                                               Securities
                                                    Surplus    Available-
                                      Common Stock  Net of      for-Sale     Retained
                              Shares     Amount    ESOP Loan  (Notes 1 & 2)  Earnings     Total
Balance,
 January 1, 1993                7,769  $  5,179   $  39,589             --  $  32,377  $  77,145
Exercise of employee
 stock options                     76        51         861             --         --        912
Retirement of
 common stock                    (248)     (165)     (3,293)            --         --     (3,458)
Cash dividends declared
 at $0.47 per share                --        --          --             --     (3,621)    (3,621)
Unrealized gain on securities
 available-for-sale                --        --          --  $         683         --        683
Reduction in
 ESOP liability                    --        --       1,400             --         --      1,400
Net income                         --        --          --             --     12,930     12,930
Balance,
 December 31, 1993              7,597     5,065      38,557            683     41,686     85,991
Exercise of employee
 stock options                    150       100       2,116             --         --      2,216
Retirement of
 common stock                     (58)      (39)       (990)            --         --     (1,029)
Cash dividends declared
 at $0.52 per share                --        --          --             --     (3,990)    (3,990)
Changes in unrealized gain
 on securities
 available-for-sale                --        --          --         (2,179)        --     (2,179)
Net income                         --        --          --             --     12,951     12,951
Balance,
 December 31, 1994              7,689     5,126      39,683         (1,496)    50,647     93,960
Exercise of employee
 stock options                     87        58       1,220             --         --      1,278
Retirement of
 common stock                     (97)      (65)     (1,712)            --         --     (1,777)
Cash dividends declared
 at $0.55 per share                --        --          --             --     (4,196)    (4,196)
Changes in unrealized gain
 (loss) on securities
 available-for-sale                --        --          --          1,317         --      1,317
Net income                         --        --          --             --     10,415     10,415
Balance,
 December 31, 1995              7,679  $  5,119   $  39,191  $        (179) $  56,866  $ 100,997

 The accompanying notes are an integral part of these consolidated statements.

CONSOLIDATED STATEMENTS OF                                 Santa Barbara Bancorp
CASH FLOWS                                                      and Subsidiaries

Increase (decrease) in cash and cash                                    Year Ended December 31
  equivalents (Note 1):                                              1995       1994       1993
Cash flows from operating activities:
 Net income                                                       $  10,415  $  12,951  $  12,930
 Adjustments to reconcile net income to net cash
   provided by operations:
  Depreciation and amortization                                       2,041      1,614      1,143
  Provision for loan losses                                           9,924      6,257      6,150
  Provision (benefit) for deferred income taxes                         795     (1,724)      (122)
  Net (recovery) writedown on other real estate owned                   (40)      (821)       139
  Net amortization of discounts and premiums for
   securities and bankers' acceptances                               (1,038)    (6,523)    (4,165)
  Net change in deferred loan origination fees and costs                102        736        139
  (Increase) decrease in accrued interest receivable                    149       (902)       664
  Increase (decrease) in accrued interest payable                       334        296       (101)
  Net loss on sales and calls of securities                              99      1,191         47
  (Increase) decrease in service fees
   and other income receivable                                          140        (23)      (697)
  Decrease in income taxes payable                                     (181)      (214)       (74)
  Other operating activities                                         (1,113)       816       (524)
  Net cash provided by operating activities                          21,627     13,654     15,529
Cash flows from investing activities:
 Proceeds from sales, calls, and maturities
  of securities (Note 2)                                            168,731    307,256    128,818
 Purchase of securities (Note 2)                                   (136,320)  (309,622)  (119,904)
 Proceeds from sale or maturity of bankers' acceptances             118,332     62,970     35,175
 Purchase of bankers' acceptances                                  (176,856)   (79,380)   (62,969)
 Net increase in loans made to customers                            (72,520)   (39,374)    (7,541)
 Disposition of property from defaulted loans                           383      3,436     15,511
 Purchase or investment in premises and equipment                    (2,799)    (2,362)    (2,699)
  Net cash used in investing activities                            (101,049)   (57,076)   (13,609)
Cash flows from financing activities:
 Net increase in deposits                                            97,303     90,464     16,878
 Net increase (decrease) in borrowings
  with maturities of 90 days or less                                 41,829    (10,668)    (5,827)
 Proceeds from issuance of common stock (Note 9)                        454      1,187        728
 Payments to retire common stock (Note 9)                              (953)        --     (3,274)
 Dividends paid                                                      (4,095)    (3,877)    (3,538)
  Net cash provided by financing activities                         134,538     77,106      4,967
Net increase in cash and cash equivalents                            55,116     33,684      6,887
Cash and cash equivalents at beginning of period                     84,630     50,946     44,059
Cash and cash equivalents at end of period                        $ 139,746  $  84,630  $  50,946
Supplemental disclosure:
 Interest paid during the year                                    $  33,917  $  24,671  $  22,463
 Income taxes paid during the year                                $   3,110  $   6,102  $   4,355
 Non-cash additions to other real estate owned (Note 1)           $   1,446  $     265  $  18,496
 Non-cash transaction for net addition to (release from) senior
  debt on OREO upon foreclosure (disposal) of properties          $     209  $    (327)      (353)

 The accompanying notes are an integral part of these consolidated statements.

1.  SUMMARY OF SIGNIFICANT POLICIES

Nature of Operations

SANTA BARBARA BANCORP (the "Company") is a bank holding company organized under the laws of California. Its principal subsidiary, Santa Barbara Bank & Trust (the "Bank") provides a full range of commercial banking and trust management services to individuals and business enterprises. Its offices are located in Central and Southern Santa Barbara County and in Western Ventura County. The banking services include making commercial, consumer, and commercial and residential real estate loans. Deposits are accepted for checking, interest-bearing checking ("NOW"), money-market, savings, and time accounts. The bank also offers safe deposit boxes; travelers checks, money orders, and cashiers checks; and escrow services. A wide range of wealth management services are offered through the Bank's Trust and Investment Services division. The Company's other subsidiary, SBBT Service Corporation, provides correspondent services to other local area financial institutions.

Basis of Presentation

The accounting and reporting policies of the Company and its subsidiaries are in accordance with generally accepted accounting principles ("GAAP") and conform to practices within the banking industry. The consolidated financial statements include the accounts of the Company and its subsidiaries, after eliminating significant intercompany balances and transactions.

The preparation of consolidated financial statements in accordance with GAAP requires Management to make certain estimates and assumptions which affect the amounts of reported assets and liabilities as well as contingent assets and liabilities as of the date of these financial statements. These estimates and assumptions also affect the reported amounts of revenues and expenses during the reporting period(s). Although Management believes these estimates and assumptions to be reasonably accurate, actual results may differ.

Securities

Debt obligations of the U.S. Treasury, U.S. agencies, and of states and municipalities are purchased with the intent to hold to maturity. However, the Company occasionally sells securities prior to maturity in order to limit losses if interest rates rise, or to restructure the portfolio to better match the maturity and interest rate characteristics of liabilities.

The Company implemented Statement of Financial Accounting Standards No. 115, Accounting for Certain Investments in Debt and Equity Securities ("SFAS 115"), as of December 31, 1993. This statement requires the Company to classify its securities into one of three categories. Securities for which the Company has the positive intent and ability to hold until maturity are classified as held-to-maturity securities. Securities which might be sold prior to maturity because of interest rate changes, to meet liquidity needs, or to better match the repricing characteristics of funding sources are classified as available-for-sale. If the Company were to purchase securities principally for the purpose of selling them in the near term for a gain, they would be classified as trading securities. The Company holds no securities that should be classified as trading securities.

In accordance with the provisions of SFAS 115, the Company's securities classified as held-to-maturity are carried at amortized historical cost. This is the purchase price increased by the accretion of discounts or decreased by the amortization of premiums using the effective interest method. Discount is accreted and premium is amortized over the period to maturity of the related securities, or to an earlier call date, if appropriate.

The interest income from securities that are classified as available-for-sale is recognized in the same manner as for securities that are classified as held-to-maturity, including the accretion of discounts and the amortization of premiums. However, unlike the securities that are classified held-to-maturity, securities classified available-for-sale are reported on the consolidated balance sheets for the years ended December 31, 1995 and 1994 at their fair value. The net unrecognized gain or loss for these securities is reported on the consolidated balance sheets as a separate component of equity, net of the tax effect.

Loans, Fees, and Allowance for Loan Losses

Loans are carried at amounts advanced to the borrowers less principal payments collected. Interest on loans is accrued on a simple interest basis, except where serious doubt exists as to the collectibility of the loan, in which case the accrual of income is discontinued and uncollected income is subtracted from interest earned.

Loan origination and commitment fees, offset by certain direct loan origination costs, are deferred and recognized over the contractual life of the loan as an adjustment to the interest earned. The net unrecognized fees represent unearned revenue, and they are reported as reductions of the loan principal outstanding, or additions to the loan principal if the deferred costs are greater than deferred fees.

The Company implemented Statements of Financial Accounting Standards No. 114, Accounting by Creditors for Impairment of a Loan ("SFAS 114") and No. 118, Accounting by Creditors for Impairment of a Loan--Income Recognition and Disclosures ("SFAS 118") on January 1, 1995. The pronouncements apply to certain types of loans made by the Company and require the Company to establish a valuation allowance for any of those loans which are impaired. A loan is to be identified as impaired when it is probable that interest and principal will not be collected according to the contractual terms of the loan agreement.

The amount of the valuation allowance for impaired loans is determined by comparing the recorded investment in each loan with its value measured by one of three methods: (1) the expected future cash flows are estimated and then discounted at the effective interest rate; (2) by the loan's observable market price if it is of a kind for which there is a secondary market; or (3) by valuing the underlying collateral. A valuation allowance is established for any amount by which the recorded investment exceeds the value of the impaired loan. If the value of the loan as determined by one of the above methods exceeds the recorded investment in the loan, no valuation allowance for that loan is established.

The provisions of SFAS 114 permit the valuation allowance for impaired loans to be determined on a loan-by-loan basis or by aggregating loans with similar risk characteristics. Because the number of loans classified as impaired is relatively small and because special factors apply to each, the Company has determined the valuation allowance as of December 31, 1995 on a loan-by-loan basis.

When a borrower is not making payments as contractually required by the note, the Company must decide whether it is appropriate to continue to accrue interest. The criteria used in making this decision are very similar to the definition of impairment. Therefore, the Company expects that most impaired loans will be on nonaccrual status. As with other nonaccrual loans, any uncollected interest for impaired loans is written off against interest income from other loans of the same type in the current period and no further interest income is recognized until all recorded amounts of principal are recovered in full or until circumstances have changed such that the loan is no longer regarded as impaired.

There are some loans that are classified as impaired because of doubt regarding collectibility of interest and principal according to the contractual terms, but which are both fully secured by collateral and current in their interest and principal payments. These impaired loans are not classified as nonaccrual.

The Company also provides an allowance for losses for (1) loans that are not covered by SFAS 114 and SFAS 118; (2) loans which while covered by the statements, are not identified as impaired; and (3) losses inherent in loans of all types which have not been specifically identified as of the period end. The valuation allowance determined in accordance with SFAS 114 and the allowance for other loan losses are reported together as Allowance for Loan Loss in the accompanying consolidated balance sheet as of December 31, 1995 and in Note 4. The allowance for loan losses is maintained at a level considered adequate to provide for losses that can reasonably be anticipated. However, the allowance is based on estimates, and ultimate losses may vary from the current estimates. These estimates are reviewed periodically and, as adjustments become necessary, they are reported in earnings in the periods in which they become known.

Implementing SFAS 114 and SFAS 118 has not had a material impact on the financial statements of the Company. Under the procedures followed before implementation, the loans that have been identified as impaired during 1995 would have had a portion of the general allowance for loan loss allocated to them in an amount approximately the same as that established under the provisions of these statements.

Premises and Equipment

Premises and equipment are stated at cost less accumulated depreciation and amortization. Depreciation is charged against income over the estimated useful lives of the assets, usually by the use of accelerated methods in the early years, switching to the straight-line method in later years. Leasehold improvements are amortized over the terms of the leases or the estimated useful lives of the improvements, whichever is shorter. Generally, the estimated useful lives of other items of premises and equipment are as follows:

Buildings and improvements     10-25 years
Furniture and equipment         5-7 years

Income Taxes

The Company is required to use the accrual method of accounting for tax return purposes as well as for financial reporting purposes. However, there are several items of income and expense which are recognized in different periods for tax return purposes than for financial reporting purposes. Appropriate provisions have been made in the financial statements for deferred taxes in recognition of these temporary differences.

The Company adopted Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes ("SFAS 109") as of the beginning of 1993. The statement requires an asset and liability approach for financial accounting and reporting for income taxes, a change from the prior approach. The effect on income for the years prior to adoption had to be recognized by either of two means. The first was by recognizing the effect on all prior years as a cumulative effect from a change in accounting principle in the year of adoption. The second was by restating the financial statements for one or more prior years to conform to the provisions of the statement, with the effect on earlier years that were not restated being recognized as a cumulative effect in the earliest year restated. The Company elected to implement the statement by the first means, and consequently recognized a gain in 1993 of $620,000 as the cumulative effect of a change in accounting principle.

Trust Fees

Trust fees for customary services are generally based on the market value of customer assets, and an estimate of the fees is accrued monthly. Fees for unusual or infrequent services are recognized when the fee can be determined.

Earnings Per Share

Earnings per common share are based on the weighted average number of shares outstanding during each year retroactively restated for stock dividends and stock splits. Subsequent to December 31, 1995, but prior to the publication of these statements, the Board of Directors of the Company declared a 3-for-2 stock split. In situations such as this, Securities and Exchange Commission rules require the restatement of the numbers of shares and earnings per share in the annual report as if the split had occurred before the end of the year. Consequently, restated for the 3-for-2 stock split, the weighted average number of shares outstanding used in computing earnings per share was 7,677,057 in 1995,

7,646,839 in 1994, and 7,783,623 in 1993. The only potential common stock equivalents for the Company are shares issuable on the exercise of outstanding options. Even if all of the outstanding stock options had been exercised, there would be no material dilutive effect for any of the years presented and therefore they have been excluded from the computation.

Statement of Cash Flows

For purposes of reporting cash flows, cash and cash equivalents include cash and due from banks and Federal funds sold. Federal funds are sold for only one day at a time.

Postretirement Health Benefits

The Company provides eligible retirees with postretirement health care and dental benefit coverage. These benefits are also provided to the spouses and dependents of retirees on a shared cost basis. Benefits for retirees and spouses are subject to deductibles, copayment provisions, and other limitations. The expected cost of such benefits is charged to expense during the years that the employees render service.

Other Real Estate Owned

Other real estate owned ("OREO") represents real estate acquired through foreclosure or deed in lieu of foreclosure. OREO is carried at the lower of the outstanding balance of the loan before acquisition or its fair value less estimated costs to sell. If the outstanding balance of the loan is greater than the fair value less estimated disposal costs at the time of the acquisition, the difference is charged-off against the allowance for loan loss. Any senior debt to which other real estate owned is subject is included in the carrying amount of the property and an offsetting liability is reported along with other borrowings.

During the time the property is held, all related carrying costs are expensed as incurred and additional decreases in the fair value are charged to other operating expense in the period in which they become known. Expenditures related to improvements are capitalized to the extent that they are realizable through increases in the fair value of the properties. Increases in the fair value may be recognized as reductions of OREO operating expense to the extent that they represent recoveries of amounts previously written-down. Gains in excess of the fair value at the time of foreclosure are recognized only when the property is sold.

OREO that has been acquired through foreclosure or deed in lieu was $1,785,000 and $856,000 as of December 31, 1995 and 1994, respectively.

Reclassifications

Certain amounts in the 1994 and 1993 financial statements have been reclassified to be comparable with classifications used in the 1995 financial statements.

2.     SECURITIES

A summary of debt securities at December 31, 1995 and 1994 is as follows:


                                Gross       Gross   Estimated
                    Amortized Unrealized Unrealized   Fair
                       Cost     Gains      Losses     Value
                                (in thousands)
1995:
Held-to-maturity:
  U.S. Treasury
    obligations       $ 97,528 $    775  $      --  $ 98,303
  U.S. agency
    obligations         51,826      983       (143)   52,666
  State and
    municipal
    securities          82,376   15,913         --    98,289
                       231,730   17,671       (143)  249,258
Available-for-sale:
  U.S. Treasury
    obligations        100,090      316       (122)  100,284
  U.S. agency
    obligations         25,026       37         --    25,063
  Equity
    securities             488       --         --       488
                       125,604      353       (122)  125,835
                      $357,334 $ 18,024  $    (265) $375,093
1994:
Held-to-maturity:
  U.S. Treasury
    obligations       $195,354 $     69  $ (12,189) $183,234
  U.S. agency
    obligations         14,654       --      (999)    13,655
  State and
    municipal
    securities          89,512    9,727     (1,477)   97,762
                       299,520    9,796    (14,665)  294,651
Available-for-sale:
  U.S. Treasury
    obligations         48,812       12       (685)   48,139
  U.S. agency
    obligations         41,024       --    (1,724)    39,300
                        89,836       12     (2,409)   87,439
                      $389,356 $  9,808  $ (17,074) $382,090

In November, 1995, the Financial Accounting Standards Board ("the FASB") issued a guide to implementing SFAS 115. The guide permitted holders of debt securities a onetime opportunity to transfer securities from their held-to-maturity classification to available-for-sale without calling into question the holder's ability and intent to hold to maturity any securities still classified as held-to-maturity. Under this "window-of-opportunity," the Company transferred securities with an amortized cost of $144 million, from the held-to-maturity classification to available-for-sale. The unrealized gains and losses on these securities totaled $683,000 and $986,000, respectively. $94 million of these reclassified securities were sold prior to December 31, 1995.

The amortized cost and estimated fair value of debt securities at December 31, 1995 and 1994, by contractual maturity, are shown in the next table. Expected maturities will differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties.

                              Held-to-  Available-
                              Maturity   for-Sale     Total
                                      (in thousands)
1995:
Amortized cost:
  In one year or less          $ 32,414 $ 55,135    $ 87,549
  After one year
    through five years          151,560   69,981     221,541
  After five years
    through ten years            21,823       --      21,823
  After ten years                25,933       --      25,933
  Equity securities                  --      488         488
                               $231,730 $125,604    $357,334
Estimated market value:
  In one year or less          $ 32,522 $ 55,172    $ 87,694
  After one year
    through five years          158,803   70,175     228,978
  After five years
    through ten years            27,978       --      27,978
  After ten years                29,955       --      29,955
  Equity securities                  --      488         488
                               $249,258 $125,835    $375,093
1994:
Amortized cost:
  In one year or less          $ 17,220 $ 33,992    $ 51,212
  After one year
    through five years          225,648   55,844     281,492
  After five years
    through ten years            35,798       --      35,798
  After ten years                20,854       --      20,854
                               $299,520 $ 89,836    $389,356
Estimated market value:
  In one year or less          $ 17,694 $ 33,816    $ 51,510
  After one year
    through five years          214,105   53,623     267,728
  After five years
    through ten years            43,063       --      43,063
  After ten years                19,789       --      19,789
                               $294,651 $ 87,439    $382,090

During 1994 and 1995, the Company transferred four of its U.S. agency securities from available-for-sale classification to held-to-maturity. The securities, when purchased in 1993 and 1994, had one or more call dates. The terms of the securities provided that if they were not called, the interest rate on the securities would increase, or "step up," consequently the bonds are termed "step bonds." At the time of purchase, interest rates were such that Management expected that they would be called. When interest rates increased during 1994, it would have been more expensive for the issuer to refinance the debt at current interest rates and none of the securities has been called. With circumstances changed, Management decided to classify them as held-to-maturity. The notes were transferred at their fair value. This was $4,802,000 for the one transferred in 1994 and $29,296,000 for the ones transferred in 1995. The unrealized loss on the first security at the time of transfer was $187,000 and for the three later ones was $704,000. Under the provisions of SFAS 115, the sum of these amounts (net of tax effect) remained in the special component of equity for unrealized gains and losses on securities available-for-sale to be amortized over the remaining term of the securities. The tax effect is reported as a portion of the deferred tax asset in Note 8.

As of December 31, 1995, two have reached their final steps at 4.50% and 6.61%. The first has one remaining call date. The other two notes, currently earning 5.15% and 5.00%, each have two more call dates in 1996, with step-ups of 1.00% at each call date if they are not called. Only the interest rate on these notes is contingent, all principal is paid at maturity unless at a sooner call date. There is no circumstance under which the interest rates paid on these notes will decline. At current interest rate levels, the step-up rates are close to what would appear to make it advantageous for the issuers to call the notes at the next available call. However, such other considerations as costs of refinancings and other circumstances unknown to the Company, may lead the issuers to leave the notes outstanding.

The proceeds received from sales or calls of debt securities and the gross gains and losses that were recognized for the years ended December 31, 1995 and 1994 are shown in the next table. Because the identification of the securities as held-to-maturity or available-for-sale under the provisions of SFAS 115 did not take place until December 31, 1993, it is not possible to distinguish to which portfolio the proceeds, gains, and losses from sales or calls that occurred during the year of 1993 relate. Consequently, the amounts for 1993 relate to the whole portfolio. Similarly, in the Consolidated Statements of Cash Flow, the proceeds from sales, maturities, and calls, and the purchases of securities, are reported only for the entire securities portfolio.

                                 Gross  Gross
                       Proceeds  Gains  Losses
                           (in thousands)
1995
 Held-to-maturity:
  Calls                $ 13,071     --       --
 Available-for-sale:
  Sales                $ 93,342  $ 683  $   760
  Calls                $ 21,020     --  $    22
1994
 Held-to-maturity:
  Calls                $  3,295     --       --
 Available-for-sale:
  Sales                $138,799  $   5  $ 1,196
1993
 Total portfolio
  Sales                $  9,975  $   1  $    48
  Calls                $  8,283     --       --

The Company was required in 1995 to purchase stock in the FRB as a condition of becoming a member. The shares purchased are reported as equity securities.

Securities with a book value of approximately $286,547,000 at December 31, 1995 and $161,050,000 at December 31, 1994 were pledged to secure public funds, trust deposits and other borrowings as required or permitted by law.

3.     LOANS

The loan portfolio consists of the following:

                             December 31
                           1995      1994
                           (in thousands)
Real estate loans:
 Residential             $142,143  $108,923
 Non-residential          179,272   145,928
 Construction              20,846    26,695
Commercial, industrial,
 and agricultural         144,011   148,396
Home equity lines          34,597    32,573
Consumer                   28,494    27,319
Municipal tax-exempt
 obligations                7,573     7,831
Other                       1,865     1,766
                         $558,801  $499,431

The amounts above are shown net of deferred loan origination, commitment, and extension fees of $2,139,000 for 1995 and of $2,038,000 for 1994.

Refund Anticipation Loans

The Company makes tax refund anticipation loans. Taxpayers desiring to receive their income tax refunds early borrow from the Company and the Internal Revenue Service later sends the refund to the Company. The funds advanced are generally paid within several weeks. Therefore, the costs to process the loans are greater in comparison to the cost of funds than they are for other types of loans. Consequently, the Company has a set fee for this service which does not vary by the amount of funds advanced or the length of time that the loan is outstanding. Nonetheless, the fees are reported in the statements of income as interest income, and totaled $3,253,000 for 1995, $4,791,000 for 1994, and $1,048,000 for 1993. The loans are all made during the tax filing season of January through April of each year. Any loans for which repayment has not been received after 90 days from the expected payment date are charged off. Consequently, there were no refund anticipation loans included in the above table of outstanding loans at December 31, 1995 or 1994.

Impaired Loans

The following table discloses information about the loans classified as impaired under the provisions of SFAS 114 and SFAS 118 and the valuation allowance related to them as of and for the year ended December 31, 1995 (in thousands):


Loans identified as impaired               $     13,295
Impaired loans for which a valuation
     allowance has been determined         $     13,295
Impaired loans for which no valuation
     allowance has been determined         $         --
Amount of valuation allowance              $      4,766
Average amount of recorded investment
     in impaired loans for the year        $     22,149
Interest recognized during the period
     for loans identified as impaired
     at December 31, 1995                  $        246
Interest received in cash during the
     period for loans identified as
     impaired at December 31, 1995         $        221

The valuation allowance disclosed above is included in the allowance for loan loss reported in the following note.

4.     ALLOWANCE FOR LOAN LOSSES

The following summarizes the changes in the allowance for loan losses:

                                    Year ended December 31
                                    1995     1994     1993
                                        (in thousands)
Balance, beginning of year         $12,911  $10,067  $ 9,353
Tax refund anticipation loans:
  Provision for losses               2,863    2,890      118
  Recoveries on
   loans previously
   charged-off                         383      672       62
  Loans charged-off                 (4,402)  (3,030)    (650)
All other loans:
  Provision for losses               7,061    3,367    6,032
  Recoveries on
   loans previously
   charged-off                         733      458      370
  Loans charged-off                 (7,200)  (1,513)  (5,218)
Balance, end of year               $12,349  $12,911  $10,067

The ratio of losses to total loans made from the tax refund anticipation loans are higher than arise from other loans. For these loans, the provision for loan loss, the loans charged-off, and the loans recovered are reported separately from the corresponding amounts for all other loans.

5.     CASH AND DUE FROM BANKS

Included within cash and due from banks are the reserves that all depository institutions are required by law to maintain on transaction deposits. The average cash reserve balances required by the Federal Reserve Bank to be maintained by the Bank were approximately $19.4 million in 1995 and $18.5 million in 1994.

6.     PREMISES AND EQUIPMENT

Premises and equipment consist of the following:

                                 December 31
                               1995      1994
                               (in thousands)
Land                         $ 1,282   $ 1,282
Buildings and  improvements    4,412     4,294
Leasehold improvements         6,340     5,369
Furniture and equipment       12,843    11,167
   Total cost                 24,877    22,112
Accumulated depreciation
   and amortization          (16,728)  (14,721)
Net book value               $ 8,149   $ 7,391

Depreciation and amortization on fixed assets included in other operating expenses totaled $2,041,000 in 1995, $1,614,000 in 1994, and $1,143,000 in 1993.

7.     Deposits

Deposits consisted of the following:

                                   December 31
                                1995        1994
                                 (in thousands)
Noninterest-
 bearing deposits             $  158,122  $147,085
Interest bearing deposits:
 NOW accounts                    148,027   142,639
 Money market                    427,198   355,581
  deposit accounts
 Other savings deposits           94,124   113,074
 Time certificates of
  $100,000 or more                76,438    63,556
 Other time deposits             150,111   134,782
 Total deposits               $1,054,020  $956,717

Interest expense by deposit type consisted of:

                           Year ended December 31
                         1995      1994      1993
                              (in thousands)
Interest on deposits:
 NOW accounts            $ 1,476   $ 1,294   $ 1,436
 Money market             16,736    10,387     6,245
  deposit accounts
 Other savings deposits    2,347     3,033     3,812
 Time certificates of
  $100,000 or more         2,974     2,366     2,910
 Other time deposits       8,502     6,928     7,163
  Total                  $32,035   $24,008   $21,566

8.     INCOME TAXES

The provisions (benefits) for income taxes related to operations, the tax benefit related to stock options that is credited directly to shareholders' equity, and the change in the method of accounting for taxes described in Note 1 are as follows:

The current provision for income taxes includes credits of $41,000, $495,000, and $19,000 related to net securities losses for 1995, 1994, and 1993, respectively.

Although not affecting the total provision, actual income tax payments may differ from the amounts shown as current as a result of the final determination as to the timing of certain deductions and credits.

The total tax provision differs from the Federal statutory rate of 34 percent for the reasons shown in the table at the top of the next column.

                              Year ended December 31
                              1995    1994    1993
                                 (in thousands)
Tax provision at Federal
 statutory rate                34.0%   34.0%   34.0%
Interest on securities exempt
 from Federal taxation        (16.4)% (14.4)% (14.5)%
State income taxes, net of
 Federal income tax benefit     7.8%    7.1%    6.7%
ESOP dividends deductible as
 an expense for tax purposes   (1.0)%  (0.8)%  (0.8)%
Other, net                      3.0%    0.0%    0.9%
Actual tax provision           27.7%   25.9%   26.3%

Because certain items of income and expense are not recognized in the same year in the financial statements of the Company as in its Federal and California tax returns, deferred assets and liabilities are created. As of December 31, 1995 and 1994, included within other assets on the balance sheet are net deferred tax assets of $6,334,000 and $8,066,000, respectively. The net deferred tax assets as of December 31, 1995 and 1994 and the change in the tax effect of the principal temporary differences for the year ending that date are disclosed in the table at the bottom of this page.

The tax effect of the unrealized loss on securities available for sale is recorded directly to equity. Therefore, it is a component of the deferred tax asset or liability, the change in which does not impact the tax provision. Hence there is no entry in the columns labled "Tax
Effect" in the table below for the change.

                                      Tax                Tax
                          Components Effect Components Effect Components
                             1995     1995     1994     1994     1993
                                         (in thousands)
Deferred tax assets:
 Allowance for loan loss  $ 4,626    $ (740) $ 5,366   $ 1,375  $ 3,991
 State taxes                  450      (317)     767       114      653
 Loan fees                    444      (578)   1,022       403      619
 Depreciation                 956       265      691       386      305
 Post retirement benefits     587        86      501       (84)     585
 Other real estate owned       --        --       --      (143)     143
 Nonaccrual interest          220       191       29        15       14
 Other                        231       190       41        37        4
                            7,514      (903)   8,417     2,103    6,314
 Valuation allowance           --        --       --        --       --
  Total deferred tax
    assets                  7,514      (903)   8,417     2,103    6,314
Deferred tax liabilities:
 Loan costs                   505       105      400        88      312
 Accretion on securities      499       (64)     563       140      423
 Federal effect of state
  tax asset                   281      (171)     452       152      300
 Other                         22        22       --       (1)       1
  Total deferred
    tax liabilities         1,307      (108)   1,415       379    1,036
Net deferred tax asset
  before unrealized gains
    and losses on
     securities             6,207      (795)   7,002     1,724    5,278
 Unrealized gain on
     securities                --                 --               (481)
 Unrealized loss on
     securities               127              1,064                 --
Net deferred tax asset    $ 6,334    $ (795) $ 8,066   $ 1,724  $ 4,797

Management believes a valuation allowance is not needed to reduce any deferred tax asset because there is sufficient taxable income within the carryback periods or expected to be generated from operations to realize all material amounts.

9.     SHAREHOLDERS' EQUITY

The Company has three stock option plans. These plans offer key employees and directors an opportunity to purchase shares of the Company's common stock. The first is the Directors Stock Option Plan, established in 1986 for directors of the Company. Only non-qualified options may be granted under this plan. The second is the Restricted Stock Option Plan for employees established in January, 1992. Either incentive or non-qualified options may be granted under this plan. Stock acquired by the exercise of options granted under this plan may not be sold for five years after the date of the grant or two years after the date options are exercised, whichever is later. The third plan is the Stock Option Plan for employees established in 1983. All options approved under this plan have been granted and the plan is active now only for the exercise of options held by employees.

The following information is presented concerning the stock option plans as of December 31, 1995, 1994, and 1993 (adjusted for stock splits and stock dividends):

                                              Per Share
                                 Options      Price Ranges
1995
Granted                           92,394      $16.33 to $19.83
Exercised                         87,051      $9.52 to $17.00
Cancelled and expired             18,091      $10.33 to $16.67
Outstanding
   at end of year                666,516      $9.21 to $19.83
Range of
   expiration dates              7/02/96 to 5/20/2002
Exercisable
   at end of year                411,883      $9.21 to $19.00
Shares available
   for future grant              243,458

1994
Granted                           84,702      $14.00 to $19.00
Exercised                        149,839      $9.52 to $14.00
Cancelled and expired             67,095      $4.88 to $17.08
Outstanding
   at end of year                679,263      $9.21 to $19.00
Exercisable
   at end of year                358,677      $9.21 to $17.00

1993
Granted                          243,903      $12.67 to $14.33
Exercised                         76,310      $9.21 to $12.96
Cancelled and expired              9,808      $10.16 to $13.30
Outstanding
   at end of year                811,496      $4.88 to $14.33
Exercisable
   at end of year                403,033      $4.88 to $14.04

All options outstanding were granted with an option price set at 100% of the market value of the Company's common stock on the date of the grant. The grants for most of the employee options specify that they are exercisable in cumulative 20% annual installments and will expire 5 years from the date of grant. The Board has granted some options which are exercisable in cumulative 10% annual installments and expire 10 years from the date of grant. The options granted under the directors' plan are exercisable in 6 months.

The option plans permit employees and directors to pay the exercise price of options they are exercising with shares of stock they already own. The owned shares are surrendered to the Company at current market value. Shares with a current market value of $824,000, $1,011,000, and $184,000 were surrendered in the years ended December 31, 1995, 1994, and 1993, respectively. These surrendered shares are included with other retire shares in the Consolidated Statements of Changes in Shareholders' Equity.

In October 1995, the FASB issued Statement of Accounting Standards No. 123, Accounting for Stock-Based Compensation ("SFAS 123"). Under the accounting method that has been in effect prior to the effective date of this statement, if options are granted at an exercise price equal to the market value of the stock at the time of the grant, no compensation expense is recognized. SFAS 123 establishes a second accounting method for employee stock options under which issuers would record compensation expense for the "fair value" of the options at the time of the grant. This compensation expense is based on option models that attribute value to the options based on the length of their term, the volatility of the stock price in past periods, and other factors. Under this method, the Company would recognize compensation expense regardless of whether the officer or director exercised the options. In SFAS 123, the FASB has indicated its preference for the new method in SFAS, however, the statement permits entities to retain the prior method. The Company believes that the prior method better reflects the motivation for its issuance of stock options--that they are incentives for future performance rather than compensation for past performance. In adopting SFAS 123 on January 1, 1996, the Company has chosen to continue to account for its stock option plans in accordance with the prior method. SFAS 123 requires entities that elect to retain the prior method to present pro forma disclosures of net income and earnings per share as if the new method had been applied. The Company will include these disclosures with its financial statements for the year ending December 31, 1996.

In October 1993, the Company offered to purchase about 4.8% of the then outstanding shares of common stock from its shareholders. Provision was made in the offer to purchase additional tendered shares at the Company's option. At the close of the offer on November 15, 1993, about 3.0% of the outstanding shares were purchased by the Company. The purchase of $3.3 million was financed from operating funds paid by the Bank to the Company as a dividend. These shares were outstanding for most of 1993. This resulted in a higher balance of weighted average shares outstanding for 1993 used in the computation of earnings per share than in 1994 and 1995.

In March 1990, the Company's Employee Stock Ownership Plan ("ESOP") purchased 289,406 shares (adjusted for stock dividends) from the Company. The purchase of the shares by the ESOP was financed partially by a loan from another commercial bank. This loan was guaranteed by the Company. Generally accepted accounting principles require that the outstanding amount of such a loan be shown on the Company's balance sheet both among liabilities and as an offset to shareholders' equity. Interest and principal payments were made by the ESOP from dividends received on Company stock held for employees and from funds received from the Company as part of its regular contribution to employee retirement plans. The balance of the note at December 31, 1992 was $1,400,000. This remaining balance was paid in January 1993, and this transaction is reported in the Consolidated Statements of Changes in Shareholders' Equity for the year ended December 31, 1993.

10.     SECURITIES SOLD UNDER AGREEMENTS TO REPURCHASE AND FEDERAL FUNDS
        PURCHASED

The Company sells certain of its securities under agreements to repurchase at a later date at a set price. The following information is presented concerning these transactions:

                               Year ended December 31
                            1995      1994      1993
                             (dollars in thousands)
Weighted average interest
  rate at year-end          4.53%     4.57%     2.68%
Weighted average interest
  rate for the year         5.01%     3.26%     2.90%
Average outstanding
  for the year              $10,153   $ 9,355   $12,220
Maximum outstanding
  at any month-end
  during the year           $21,900   $12,525   $16,274
Amount outstanding
  at end of year            $21,900   $ 3,461   $ 7,641

The Bank purchased Federal funds from correspondent banks as detailed in the next table:

(dollars in  thousands)             Year ended December 31
                                 1995        1994         1993
Weighted average interest
  rate at year-end               5.75 %      5.75 %       2.91 %
Weighted average interest
  rate for the year              5.79 %      4.01 %       2.93 %
Average outstanding
  for the year                   $16,649     $14,276      $12,732
Maximum outstanding
  at any month-end
  during the year                $29,416     $21,206      $27,151
Amount outstanding
  at end of year                 $29,416     $ 6,026      $12,514

11.     OTHER BORROWINGS

Included in other borrowings are Treasury Tax and Loan demand notes issued to the U.S. Treasury and miscellaneous other borrowings such as the senior debt on other real estate owned as explained in Note 1. There was $210,000 in such senior debt at December 31, 1995, but none at December 31, 1994.

During the course of 1995 and 1994, the Company borrowed funds for liquidity purposes from the discount window at the Federal Reserve Bank, but there were no such borrowings at December 31 of either year.

12.     OTHER OPERATING INCOME AND EXPENSE

The largest items included in other service charges, commissions, and fees, are listed in the table below. The gains on loan sales arise primarily from the recognition of origination fees that have not been amortized by the time of sale. The refund transfer fees are earned for the electronic transmission of tax refunds to customers or to their tax preparer to facilitate earlier receipt of the refund. The credit card rebate is a fee paid by the purchaser of the Company's credit card portfolio for the continuing use of the cards by the Company's customers.

Of the amounts included in other operating expense, the largest items in 1995 were credit card clearing fees and consultant expense. Consultants include the Company's independent accountants, attorneys, and other management consultants used for special projects. In 1993 and 1994, FDIC deposit insurance premiums were the largest item. During 1995, however, the FDIC Bank Insurance Fund reached the statutory maximum and the FDIC reduced the premium expense for the second half of the year to a very low rate and refunded the excess paid in the first half of the year.

The amounts for these income and expense categories included in the statements of income are as follows:

                           Year ended December 31
                           1995     1994     1993
                               (in thousands)
Income items:
 Draft processing          $ 2,146  $ 2,011  $ 2,104
 Gains on loan sales            53      126      548
 Escrow fees                   228      331      311
 Refund transfer fees        1,629       24        8
 Loan broker fees              300       --       --
 Safe deposit fees             249      235      204
 Credit card rebate            216      326       93
Expense items:
 FDIC assessments          $    45  $ 1,982  $ 1,891
 Credit card clearing fees   1,159    1,575    1,757
 Consultant expense            803      702      730

13.     EMPLOYEE BENEFIT PLANS

The Company has two defined-contribution profit sharing plans. The first is the Incentive and Investment and Salary Savings Plan. This plan has two components. The first component, the Incentive and Investment Plan, was established in 1966, and provides for contributions by the Company in accordance with a formula. The formula defines the contribution as 10% of pre-tax profits prior to this employer contribution, reduced by the matching contributions paid to the Salary Savings component of the Plan and the contributions made to the ESOP. In 1993, the Company contributed an extra amount to the ESOP for the purpose of paying off the loan it incurred for the purchase of stock. Consequently, no contribution was made to the Incentive and Investment portion of the plan. In 1994 and 1995, all profit-sharing contributions in excess of the 401(k) employer match were directed to the Incentive and Investment Plan.

The other component, the Salary Savings Plan, is authorized under
Section 401(k) of the Internal Revenue Code. An employee may defer up to 10% of pre-tax salary in the plan up to a maximum dollar amount set each year by the Internal Revenue Service. Effective January 1, 1994, the Company matches 100% of the first 3% of the employee's deferral and 50% of the next 3%, but not more than 4.5% of the employee's total compensation. Through 1993, the Company had matched 50% of the employee's deferral up to 6% of the employee's compensation. This led to a maximum match of 3%. In 1995, 1994, and 1993 the employer's matching contributions were $597,000, $554,000, and $287,000, respectively.

The second plan is the ESOP, which was initiated in January 1985. As of December 31, 1995, the ESOP held 782,265 shares at an average cost of $9.09 per share.

In 1993, the Company made contributions to the ESOP of $1,404,000. $1,400,000 of the contribution was used to pay off the remaining balance of the note and $4,000 was used for the payment of interest.

Total contributions to the profit sharing plans were $1,294,000 in 1995, $1,884,000 in 1994, and $1,691,000 in 1993.

14.     DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS

Statement of Financial Accounting Standards No. 107, Disclosures about Fair Value of Financial Instruments ("SFAS 107") requires companies to disclose the fair value of those financial instruments for which it is practicable to estimate that value and the methods and significant assumptions used to estimate those fair values. This must be done irrespective of whether or not the instruments are recognized on the balance sheets of the Company. In the case of financial instruments for which it is not practicable to estimate the fair value, the Company is required to disclose information pertinent to estimating the fair value such as interest rates and maturity, and also state the reasons why it is not practicable to estimate fair value.

In SFAS 107, the FASB states that the "[f]air values of financial instruments depict the market's assessment of the present value of net future cash flows directly or indirectly embodied in them, discounted to reflect both current interest rates and the market's assessment of the risk that the cash flows will not occur." The information about fair value is said to better enable "investors, creditors, and other users to assess the consequences of an entity's investment and financing strategies, that is, to assess its performance."

Nonetheless, there are several factors which users of these financial statements should keep in mind regarding the fair values disclosed in this note. First, the statement acknowledges that there are uncertainties inherent in the process of estimating the fair value of financial instruments. Secondly, the statement covers only financial instruments, not other assets like premises, the fair value of which might differ significantly from the amounts at which they are carried in an entity's financial statements. Thirdly, the Company must exclude from its estimate of the fair value of deposit liabilities any consideration of its on-going customer relationships which provide stable sources of investable funds. Lastly, the statement does not address means of evaluating an entity's performance in areas other than the management of financial instruments, for example the ability to generate noninterest income and the control of noninterest expense. For these reasons, users are advised not to regard the disclosure of the fair market value of financial instruments as in any way equivalent to a valuation of the Company as a whole.

The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value:

Cash

The face value of cash is its fair value.

Securities and bankers' acceptances

For securities and bankers' acceptances, fair value equals quoted market price, if available. If a quoted market price is not available, fair value is estimated using quoted market prices for similar securities. Because of the implementation of SFAS 115 as explained in Note 1, a portion of the securities portfolio is carried at fair value.

Loans

The fair value of loans is estimated by discounting the future contractual cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities. These contractual cash flows are adjusted to reflect estimates of uncollectible amounts.

Deposit liabilities

The fair value of demand deposits, money market accounts, and savings accounts is the amount payable on demand as of December 31 of each year. The fair value of fixed-maturity certificates of deposit is estimated using the rates currently offered for deposits of similar remaining maturities.

Repurchase agreements, Federal funds purchased, and other borrowings

For these short-term instruments, the carrying amount is a reasonable estimate of their fair value.

Commitments to extend credit, standby letters of credit, and financial guarantees written

The fair value of guarantees and letters of credit is based on fees currently charged for similar agreements. The Company seldom charges fees for loan commitments. The Company does not believe that these commitments have a fair value within the context of SFAS 107 because generally fees are not being charged, the use of the commitment is at the option of the potential borrower, and the commitments are being written at rates comparable to current market rates.

The Company has no financial instruments covered by the statement for which it is not practicable to estimate a fair value.

The carrying amount and estimated fair values of the Company's financial instruments as of December 31, 1995 and 1994 are as follows:

                                        Carrying
                                         Amount      Fair Value
                                            (in thousands)
As of December 31, 1995:
 Financial assets:
  Cash and due from banks               $   74,746   $    74,746
  Federal funds sold                        65,000        65,000
  Securities available-for-sale            125,835       125,835
  Securities held-to-maturity              231,730       249,258
  Bankers' acceptances                     139,294       139,302
  Loans                                    546,452       549,640
 Financial liabilities:
  Deposits                               1,054,020     1,057,495
  Repurchase agreements,
   Federal funds purchased,
   and other borrowings                     52,526        52,526
 Unrecognized financial
   instruments:
  Commitments to
   extend credit                                --           --
  Standby letters of credit                     --          167

As of December 31, 1994:
 Financial assets:
  Cash and due from banks               $   69,630   $    69,630
  Federal funds sold                        15,000        15,000
  Securities available-for-sale             87,439        87,439
  Securities held-to-maturity              299,520       294,651
  Bankers' acceptances                      80,594        80,510
  Loans                                    486,520       483,632
 Financial liabilities:
  Deposits                                 956,717       957,478
  Repurchase agreements,
   Federal funds purchased,
   and other borrowings                     10,487        10,487
 Unrecognized financial
   instruments:
  Commitments to
   extend credit                                --           --
  Standby letters of credit                     --          166

15.     Other Postretirement Benefits

With the adoption of Statement of Accounting Standards No. 106, Employers' Accounting for Postretirement Benefits Other Than Pensions ("SFAS 106") as of the beginning of 1992, the Company recognizes the net present value of the estimated future cost of providing health insurance benefits to retirees as those benefits are earned rather than when paid. To formalize the terms for the provision of these benefits, the Company established the Retiree Health Plan.

Under the provisions of the Retiree Health Plan, all eligible retirees may purchase health insurance coverage through the Company. The cost of this coverage is that amount which the Company pays under the basic coverage plan provided for current employees. Based on a formula involving date of retirement, age at retirement, and years of service prior to retirement, the Plan provides that the Company will contribute a portion of the cost for the retiree, varying from 60% to 100% at the time the employee retires, with the stipulation that the cost of the portion paid by the Company shall not increase by more than 5% per year.

The statement defines the Company's accumulated postretirement benefit obligation ("APBO"). This obligation is the actuarial net present value of the obligation for fully eligible plan participants' expected postretirement benefits plus the portion of the expected postretirement benefit obligation for other active plan participants attributed to service as an employee.

This obligation must be remeasured each year because it changes with each of the following factors: 1) the number of employees working for the Company; 2) the average age of the employees working for the Company; 3) increases in expected health care costs; 4) the amount of earnings anticipated on plan assets; and 5) prevailing interest rates. In addition, because the obligation is measured on a net present value basis, the passage of each year brings the eventual payment of benefits closer, and therefore causes the obligation to increase. The following table shows the amount of the APBO, the fair value of the plan assets held by the Retiree Health Plan, and the accrued postretirement benefit cost as of December 31, 1995 and 1994:

                                             December 31
                                           1995       1994
                                           (in thousands)
Retirees eligible for benefits             $ (805)   $ (512)
Dependents eligible for benefits             (420)     (274)
Active employees fully eligible              (645)     (368)
Active employees not fully
 eligible                                  (1,409)   (1,009)
Accumulated postretirement
 benefit obligation                        (3,279)   (2,163)
Fair value of plan assets                   2,560     2,162
Accumulated postretirement
 benefit obligation in excess of
 plan assets                                 (719)       (1)
Unrecognized prior service cost                 6         8
Unrecognized net (gain) loss                  278      (230)
Accrued postretirement benefit cost        $ (435)   $ (223)

The accrued postretirement benefit costs of $435,000 and $223,000 are included within accrued interest payable and other liabilities in the consolidated balance sheets for December 31, 1995 and 1994, respectively.

Each year the Company is required to recognize a portion of the change in the APBO. This portion is called the net periodic postretirement benefit cost (the "NPPBC"). The NPPBC, included with the cost of other benefits in the Consolidated Statements of Income is made up of several components as shown in the next table.

                    Year ended December 31
                      1995   1994   1993
                         (in thousands)
Service cost          $ 148  $ 252  $ 165
Interest cost           185    231    185
Return on assets       (120)  (149)  (127)
Amortization cost        --    56      --
Net periodic post-
  retirement cost     $ 213  $ 390  $ 223

The first component is service cost, which is the net present value of the portion of the expected postretirement benefit obligation for active plan participants attributed to service for that year. The second is interest cost, which is the increase in the accumulated postretirement benefit obligation that results from the passage of another year. That is, because the benefit obligation for each employee is one more year closer to being paid, the net present value increases. The third component, return on assets, is the income earned on any investments that have been set aside to fund the benefits. This return is an offset to the other components.

The fourth component, amortization cost, arises because significant estimates and assumptions about interest rates, trends in health care costs, employee turnover, and earnings on assets are used in measuring the APBO each year. Actual experience may differ from the estimates and assumptions may change. Both of these cause increases or decreases in the APBO or the value of plan assets. In the last several years, changes in the discount rate used in measuring the APBO at one year-end and the NPPBC for the next year have had significant impact. The following table discloses the discount rates that have and will be used:

                                 For Determining
              For Measuring       the NPPBC for
   Discount    the APBO at       the Year Ended
  Rate Used    December 31         December 31

     8.90%         1992             1993
     7.12%         1993             1994
     8.73%         1994             1995
     7.06%         1995             1996

The discount rate is selected each year by reference to the current rates of investment grade corporate bonds. Higher discount rates lower the APBO at the end of the year and the NPPBC to be recognized for the following year, while lower rates raise both.

Rather than the whole amount of the change in the APBO being recognized in the year after it arises, the statement provides for gains or losses arising from these changes in experience and/or assumptions to be recognized through amortization over the average remaining service lives of the employees. Amortization over time is used because many of these changes may be partially or fully reversed in subsequent years as further changes in experience and/or assumptions occur.

At the time of implementing the statement, the Company fully recognized the net present value of the benefits earned by employees for prior service. Had the Company not recognized this amount, a portion of it would be included in the NPPBC as a fifth component.

Among the significant estimates or assumptions used in determining the APBO are the rate of earnings on assets which will be available to offset the other components and the annual increase in medical insurance premiums. While the discount rate used in the present value computation of the APBO has fluctuated with market rates, the Company has continued to use 7.0% as its estimate of the long-term rate of return on plan assets. As noted above, the Retiree Health Plan provides for the Company's contribution for insurance premiums to be limited to an annual increase of 5%. Should insurance premiums increase at a higher rate, the retirees will need to contribute a larger portion of the total premium cost. Therefore, 5% has been set as the assumed cost trend rate for health care. Because of this limitation, an increase in the actual cost of health care will have no impact on the APBO.

Under the provisions of SFAS 106, employers are allowed wide discretion as to whether and how they set aside funds to meet the obligation they are recognizing. Under the provisions of the current Internal Revenue Code, only a portion of this funding may be deducted by the employer. The funded status of the plan is shown in the previous table as the excess of the APBO over plan assets.

The Company established a Voluntary Employees' Beneficiary Association ("VEBA") to hold the assets that will be used to pay the benefits for participants of the plan other than key executive officers. Most of the plan assets have been invested in insurance policies on the lives of various employees of the Company.

The current funding policy of the Company is to contribute assets to the VEBA sufficient to pay the costs of current medical premiums of retirees and the costs of the life insurance premiums. Proceeds from the life policies payoffs will fund benefits and premiums in the future.

As of December 31, 1995, the VEBA was underfunded by $420,000. The APBO related to the key employees of $299,000 is totally unfunded.

16.     COMMITMENTS AND CONTINGENCIES

The Company leases several office locations and substantially all of the office leases contain multiple five-year renewal options and provisions for increased rentals, principally for property taxes and maintenance. As of December 31, 1995, the minimum rentals under non-cancelable leases for the next five years and thereafter are as follows:

                Year ended   Non-cancelable
                December 31  lease expense
                             (in thousands)
                1996        $ 2,318
                1997          2,247
                1998          2,244
                1999          1,839
                2000          1,445
                Thereafter    5,040
                            $15,133

Total net rentals for premises included in other operating expenses are $2,127,000 in 1995, $1,801,000 in 1994, and $1,552,000 in 1993.

The Company is currently leasing space from a partnership in which a director has an interest. The original terms of the lease were negotiated with the assistance of two independent, outside appraisers, and the lease was approved by the Board of Directors of the Company. The Company exercised its option to renew the lease in 1989. In 1994, the Company renegotiated the lease to receive other rights such as additional lease option periods and a right of first refusal to purchase the building if it is offered for sale. The nominal monthly rent increased to obtain these benefits, but the actual outlay was reduced in order for the Company to be reimbursed for advancing the partnership's share of seismic improvements made to the leased property in 1994. The above schedule of lease commitments includes the terms of the current agreement. Management believes the terms of the revised lease are comparable with terms which would be available with unaffiliated third parties and the terms were also approved by the Company's Board of Directors.

In the normal course of business to meet the financing needs of its customers, the Company is a party to financial instruments with "off-balance sheet" risk. These financial instruments consist of commitments to extend credit and standby letters of credit.

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. The Company almost never charges fees in connection with loan commitments. Standby letters of credit are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. The Company charges a fee for these letters of credit.

The standby letters of credit involve, to varying degrees, exposure to credit risk in excess of the amounts recognized in the statement of financial position. This risk arises from the possibility of the failure of the customer to perform according to the terms of a contract that would cause a draw on a standby letter of credit by a third party. To minimize the risk, the Company uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments. The decision as to whether collateral should be required is based on the circumstances of each specific commitment or conditional obligation. Because of these practices, Management does not anticipate any significant losses will arise from such draws.

Changes in market rates of interest for those few commitments and undisbursed loans which have fixed rates of interest represent a possible cause of loss by the contractual requirement to lend money at a rate that is no longer as great as the market rate at the time the loan is funded. To minimize this risk, if rates are quoted in a commitment, they are generally stated in relation to the Company's base lending rate which varies with prevailing market interest rates. Fixed-rate loan commitments are not usually made for more than 3 months.

The maximum exposure to credit risk is represented by the contractual notional amount of those instruments. As of December 31, 1995 and 1994, the contractual notional amount of these instruments are as follows:

                                 December 31,
                               1995         1994
                                (in thousands)
Standby letters of credit    $ 12,623    $  9,093
Loan commitments               46,996      25,941
Undisbursed loans              12,793      13,795
Unused consumer credit lines   53,759      45,866
Unused credit lines            73,779      69,384
                             $199,950    $164,079

Since many of the commitments are expected to expire without being drawn upon, the amounts above do not necessarily represent future cash requirements.

The Company has concentrated its lending activity almost exclusively with customers within Santa Barbara and Ventura Counties. The business customers are in widely diversified industries, and there is a large consumer component to the portfolio. The largest concentration of loans is to real estate developers, but the nature of the properties is quite varied: 1-4 family residential, multifamily residential, and commercial buildings of various kinds. Continued increases in interest rates may cause delay in the sale or lease of some of these properties, and the

Company has considered this in evaluating the adequacy of the allowance for loan loss.

The Company has a trust department that has fiduciary responsibility for the assets that it holds on behalf of its trust customers. These assets are not owned by the Company and accordingly are not reflected in the accompanying consolidated balance sheets.

The Company is involved in various litigation of a routine nature which is being handled and defended in the ordinary course of the Company's business. In the opinion of management, the resolution of this litigation will not have a material impact on the Company's financial position.

17.     SANTA BARBARA BANCORP

Santa Barbara Bancorp is the parent company and sole owner of the Bank. However, there are legal limitations on the amount of dividends which may be paid by the Bank to the Company. At December 31, 1995, the Bank could have declared dividends of approximately $28.9 million to the Company. Federal law also restricts the Bank from extending credit to the Company by making any such extensions of credit subject to strict collateral requirements. The condensed financial statements of the parent company only are presented on this and the following page.

                            SANTA BARBARA BANCORP
                            (Parent Company Only)

                              INCOME STATEMENTS
                                (in thousands)

                                        Year ended December 31
                                        1995     1994     1993
Equity in earnings of subsidiaries:
Undistributed                         $ 5,680  $10,356  $ 7,102
Dividends                               4,686    2,500    5,780
Interest income                             6        7        7
Miscellaneous expenses                   (131)    (153)    (215)
Income tax benefit                        174      241      256
Net income                            $10,415  $12,951  $12,930

                            SANTA BARBARA BANCORP
                            (Parent Company Only)

                                BALANCE SHEETS
                                (in thousands)

                                                     December 31
                                                  1995      1994
Cash                                              $    346  $    204
Investment in and advances to subsidiaries         101,723    94,726
Notes receivable                                        54        55
Other assets                                             5         1
    Total assets                                  $102,128  $ 94,986

Dividends payable                                 $  1,131  $  1,025
Other liabilities                                       --        1
 Total liabilities                                   1,131     1,026
Common stock                                         5,119     5,126
Surplus                                             39,191    39,683
Unrealized loss on securities available-for-sale      (179)   (1,496)
Retained earnings                                   56,866    50,647
 Total shareholders' equity                        100,997    93,960
    Total liabilities and shareholders' equity    $102,128  $ 93,986


                            SANTA BARBARA BANCORP
                            (Parent Company Only)

                           STATEMENTS OF CASH FLOWS
                                (in thousands)

                                                   Year ended December 31
                                                  1995      1994      1993
Increase (decrease) in cash and cash equivalents:
Cash flows from operating activities:
Interest received                                 $      6  $    7    $    8
Cash paid to suppliers and others                     (131)    (153)    (215)
Income tax benefit                                     174      241      256
 Net cash provided by operating activities              49       95       49

Cash flows from investing activities:
Net decrease in loans made to customers                  1        1        3
Proceeds from sale of OREO                              --       --      400
Distributed earnings of subsidiaries                 4,686    2,500    5,780
 Net cash provided by investing activities           4,687    2,501    6,183

Cash flows from financing activities:
Proceeds from issuance of common stock                 454    1,187      728
Payments to retire common stock                       (953)      --   (3,274)
Dividends paid                                      (4,095)  (3,877)  (3,538)

Net cash used in financing activities               (4,594)  (2,690)  (6,084)
Net increase (decrease) in cash and cash equivalents   142      (94)     148
Cash and cash equivalents at beginning of period       204      298      150
Cash and cash equivalents at end of period        $    346   $  204   $  298

                                              1995      1994      1993
Reconciliation of net income to net cash
 provided by operating activities:
Net income                                    $ 10,415  $ 12,951  $ 12,930
Adjustments to reconcile net
 income to net cash provided by
 operating activities:
  Earnings from subsidiaries                   (10,366) (12,856)   (12,882)
  Accretion of discount related
    to notes receivable                             --       (1)        --
  Decrease in interest receivable                   --        1          1
Net cash provided by operating activities     $     49  $    95   $     49